Exhibit 99.1
                                    News Release
                                    For Release April 23, 2003
                                    10:00 A.M.

FNB Bancshares, Inc. Announces First Quarter Earnings

    Contact:  V. Stephen Moss, President & Chief Executive Officer or
              Kimberly D. Barrs, Senior Vice President & Chief Financial Officer
              (864) 488-2265

Gaffney, S.C. April 23, 2003 - Today FNB Bancshares, Inc. (OTC Bulletin Board:
FNBC), the holding company for First National Bank of the Carolinas, reported earnings for the first quarter of 2003.

Net income for the first quarter was $146,807 or $0.21 per diluted share compared to $89,930 or $0.13 per diluted share for the first quarter 2002. Return on average assets was 0.75% for the first quarter 2003 compared to 0.67% for the first quarter 2002. Return on average equity was 8.12% for the first quarter 2003 compared to 5.47% for the first quarter 2002.

As of March 31, 2003, total assets of FNB Bancshares, Inc. were $77.4 million compared to $70.2 million as of December 31, 2002 and $54.0 million as of March 31, 2002. Deposits were $65.2 million as of March 31, 2003 compared to $57.9 million as of December 31, 2002 and $44.9 million as of March 31, 2002. This significant increase in total assets and total deposits is due to large short-term deposits held by a local government agency in the first quarter of 2003. As of March 31, 2003, net loans receivable were $51.4 million compared to $51.2 million as of December 31, 2002 and $42.3 million as of March 31, 2002.

On March 27, 2003, FNB Bancshares, Inc. announced a 5% stock dividend payable April 25, 2003 for shareholders of record April 11, 2003. Cash will be issued in lieu of fractional shares. All per share data has been retroactively restated to reflect the stock dividend.

Steve Moss, president and chief executive officer, commented, "We are very pleased to report the strongest first quarter earnings in the company's history, especially considering the current interest rate environment. We are pleased that we are able to share our continued success with our shareholders with our second stock dividend."

FNB Bancshares, Inc. has assets of $77.4 million and is the holding company for First National Bank of the Carolinas, a local community bank based in Cherokee County, South Carolina. First National Bank operates three banking offices, two located in Gaffney, South Carolina and one located in Blacksburg, South Carolina.

Statements in this press release may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions such as a downturn in the economy, competitive risks, and other factors set forth from time to time in our filings with the Securities and Exchange Commission. When used in this release, words such as "believes," "estimates," "plans," "expects," "should," "will," "may," "might," "outlook," and "anticipates" are intended to identify forward-looking statements.